UNDERWRITERS’ WARRANT AGREEMENT

THIS UNDERWRITER’S WARRANT AGREEMENT (the “Agreement”), dated as of [DATE], is made and entered into by and between Reed’s, Inc., a Delaware corporation (the “Company”), and Brookstreet Securities Corporation, a California corporation (“Brookstreet”) and US EURO Securities, Inc., a California Corporation (“US EURO”) (collectively, the “Underwriters” and, once they have received the Warrants, each of them, a “Warrantholder”).

Concurrently herewith, the Company is offering for sale, in a public offering (the “Offering”) up to 2,000,000 shares of its Common Stock at a purchase price of $4.00 per share. Brookstreet was the Managing Underwriter of the Offering pursuant to an Underwriting Agreement dated approximately August 23, 2005 (the “Brookstreet Underwriting Agreement”) between the Company and Brookstreet. The Company sold 333,156 shares under the Brookstreet Underwriting Agreement. The Brookstreet Underwriting Agreement was terminated on April 18, 2006. On [DATE], the Company entered into an Underwriting Agreement with the Underwriters with US EURO becoming the Lead Managing Underwriter and Brookstreet becoming a Co-Managing Underwriter (the “US EURO Underwriting Agreement” and collectively with Brookstreet Underwriting Agreement, the “Underwriting Agreements”). The Underwriting Agreements provide that, on consummation of the Offering, the Company shall issue to the Underwriters warrants (the “Warrants”) entitling the Underwriters to purchase, on the terms and conditions hereinafter set forth, the number of shares of Company common stock (the “Shares”) equal to 10% of the shares sold by them in the Offering.

In consideration of the foregoing and in satisfaction of the Company’s obligations contained in the Underwriting Agreement and for the purpose of defining the terms and provisions of the Warrants and the respective rights and obligations with respect thereto, the Company and the Underwriters, for value received, hereby agree as follows:

Section 1. Issuance of Warrants; Transferability and Form of Warrants.

1.1 Issuance of the Warrants. The Company agrees that on the Closing Date (as defined in the Underwriting Agreements), the Company shall issue to the Underwriters the Warrants entitling each of the Underwriters to purchase, on the terms and conditions hereinafter set forth, the number of Shares equal to 10% of the Shares sold in the Offering, subject to adjustment as set forth in Section 9 hereof. Each Warrant will entitle the Warrantholder to purchase one share of the Company’s common stock, at the Warrant Price (as defined in Section 7 hereof). The Warrants being sold and issued pursuant to this Agreement shall be evidenced by a Warrant Certificate substantially in the form of Exhibit A hereto (the “Warrant Certificate”).

1.2 Registration. The Warrants shall be numbered and shall be registered on the books of the Company when issued.

1.3 Form of Warrants. The text of the Warrants and of the form of election to purchase Shares shall be substantially as set forth in Exhibit A attached hereto. The number of Shares issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events, all as hereinafter provided. The Warrants shall be executed on behalf of the Company by its President or by a Vice President. A Warrant bearing the signature of an individual who was at the time of signature the proper officer of the Company shall bind the Company, notwithstanding that such individual shall have ceased to hold such office prior to the delivery of such Warrant or did not hold such office on the date of this Agreement. The Warrants shall be dated as of the date of signature thereof by the Company either upon initial issuance or upon division, exchange, substitution or transfer.

Section 2. Exchange of Warrant Certificate. Any Warrant certificate may be exchanged for another certificate or certificates entitling the Warrantholder to purchase a like aggregate number of Shares as the certificate or certificates surrendered then entitled such Warrantholder to purchase. Any Warrantholder desiring to exchange a Warrant certificate shall make such request in writing delivered to the Company, and shall surrender, properly endorsed, with signatures guaranteed, the certificate evidencing the Warrant to be so exchanged. Thereupon, the Company shall execute and deliver to the person or persons entitled thereto a new Warrant certificate as so requested.

Section 3. Term of Warrants; Exercise of Warrants.

3.1 Subject to the terms of this Agreement, each Warrantholder shall have the right, at any time during a five-year period commencing at 9:00 a.m., Los Angeles Time, on the Closing Date and terminating on the fifth year anniversary date of the Closing Date (the “Termination Date”), to purchase from the Company up to the number of fully paid and nonassessable Shares to which the Warrantholder may at the time be entitled to purchase pursuant to this Agreement, upon surrender to the Company, at its principal office, of the certificate evidencing the Warrants to be exercised, together with the purchase form on the reverse thereof duly filled in and signed, with signatures guaranteed, and upon payment to the Company of the Warrant Price (as defined in and determined in accordance with the provisions of this Section 3 and Section 7 hereof), for the number of Shares in respect of which such Warrants are then exercised.

3.2 Payment of the aggregate Warrant Price shall be made pursuant to Section 3.3 hereof. Upon surrender of the Warrants and payment of such Warrant Price as aforesaid, the Company shall issue and cause to be delivered with all reasonable dispatch to or upon the written order of the Warrantholder, and in such name or names as the Warrantholder may designate in writing, a certificate or certificates for the number of full Shares so purchased upon the exercise of the Warrant, together with cash, as provided in Section 8 hereof, in respect of any fractional Shares otherwise issuable upon such surrender. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such securities as of the date of surrender of the Warrants and payment of the Warrant Price, notwithstanding that the certificate or certificates representing such securities shall not actually have been delivered or that the stock transfer books of the Company shall then be closed. The Warrants shall be exercisable, at the election of each Warrantholder, either in full or from time to time in part and, in the event that a certificate evidencing the Warrants is exercised in respect of less than all of the Shares specified therein at any time prior to the Termination Date, a new certificate evidencing the remaining portion of the Warrants shall be issued by the Company to such Warrantholder.

3.3 Manner of Exercising Warrant.

(a) In order to exercise this Warrant with respect to all or any part of the Shares for which this Warrant is at the time exercisable, Warrantholder (or any other person or persons exercising the Warrant) must take the following actions:

(i)  Execute and deliver to the Company a written notice of exercise stating the number of Shares being purchased (in whole shares only) and such other information set forth on the form of Notice of Exercise attached hereto as Appendix A; and

(ii)  Pay the aggregate Exercise Price for the Shares in one or more of the following forms:

(A)  Cash or check made payable to the Company; or

(B)  A promissory note payable to the Company, but only to the extent authorized in writing by the Company;

(C)  In shares of common stock held by the Warrantholder (or any other person or persons exercising the Warrant) for the requisite period necessary to avoid a charge to the Company’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date; or

(D) Through a special sale and remittance procedure pursuant to which the Warrantholder (or any other person or persons exercising the Warrant) shall concurrently provide irrevocable written instructions (a) to a Company-approved brokerage firm to effect the immediate sale of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased shares plus all applicable Federal, State and local income and employment taxes required to be withheld by the Company by reason of such exercise and (b) to the Company to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

(b)  As soon as practical after the Exercise Date, the Company shall issue to or on behalf of the Warrantholder (or any other person or persons exercising this Warrant) a certificate for the purchased Shares, with the appropriate legends affixed thereto.

(c)  In no event may this Warrant be exercised for any fractional Shares.

Section 4. Payment of Taxes. The Company will pay all documentary stamp taxes, if any, attributable to the initial issuance of the Warrants or the securities comprising the Shares; provided, however, the Company shall not be required to pay any tax which may be payable in respect of any secondary transfer of the Warrants or the securities comprising the Shares.

Section 5. Mutilated or Missing Warrants. In case the certificate or certificates evidencing the Warrants shall be mutilated, lost, stolen or destroyed, the Company shall, at the request of the Warrantholder, issue and deliver in exchange and substitution for and upon cancellation of the mutilated certificate or certificates, or in lieu of and substitution for the certificate or certificates lost, stolen or destroyed, a new Warrant certificate or certificates of like tenor and representing an equivalent right or interest, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of such Warrant and payment of the reasonable out of pocket expenses incurred by the Company in issuing a replacement Warrant Certificate.

Section 6. Reservation of Shares. There has been reserved, out of its authorized Capital Stock, such number of shares of common stock as shall be subject to purchase under the Warrants, and the Company shall at all times keep reserved, for so long as any of the Warrants remain outstanding, such shares of common stock that from time to time are, and such additional Shares or other securities that, pursuant to Section 10 hereof, become issuable on exercise of the Warrants.

Section 7. Warrant Price. The price per Share at which Shares shall be purchasable upon the exercise of the Warrants shall be $6.60, subject to any adjustments thereto required by this Agreement (and as so adjusted, the “Warrant Price”).

Section 8. Anti-dilution Provisions. The Exercise Price of the Warrants shall be subject to adjustment from time to time as follows:

8.1 Stock Splits and Dividends. In the event the Company should at any time or from time to time after the Purchase Date, fix a record date for the effectuation of a split or subdivision of the outstanding shares of common stock or the determination of holders of common stock entitled to receive a dividend or other distribution payable in additional shares of common stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of common stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of common stock or the Common Stock Equivalents (including the additional shares of common stock issuable upon exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Exercise Price of the Warrants shall be appropriately decreased and the number of shares of common stock issuable on exercise of each Warrant shall be increased in proportion to such increase of the aggregate number of shares of common stock outstanding and those issuable with respect to such Common Stock Equivalents.

8.2 Reverse Stock Splits. If the number of shares of common stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of common stock, then, following the record date of such combination, the Exercise Price for the Warrants shall be appropriately increased and the number of shares of common stock issuable on exercise of the Warrants shall be decreased in proportion to such decrease in outstanding shares.

Section 9. Adjustment of Number of Shares. Unless otherwise set forth in Section 8 of this Agreement, the number and kind of securities purchasable upon the exercise of the Warrants and the Warrant Price shall be subject to adjustment from time to time upon the happening of certain events, as follows:

9.1 Par Value of Shares of Common Stock. Before taking any action which would cause an adjustment effectively reducing the portion of the Warrant Price allocable to each Share below the then par value (if any) per share of the common stock issuable upon exercise of the Warrants, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable common stock upon exercise of the Warrants.

9.2 Independent Public Accountants. The Company may retain a firm of independent public accountants of recognized national standing (which may be any such firm regularly employed by the Company) to make any computation required under this Section 9, and a certificate signed by such firm shall be conclusive evidence of the correctness of any computation made under this Section 9.

9.3 Statement on Warrant Certificates. Irrespective of any adjustments in the number of Shares or other securities issuable upon exercise of Warrants, Warrant certificates theretofore or thereafter issued may continue to express the same number of securities as are stated in the similar Warrant certificates initially issuable pursuant to this Agreement. However, the Company may, at any time in its sole discretion (which shall be conclusive), make any change in the form of Warrant certificate that it may deem appropriate and that does not affect the substance thereof; and any Warrant certificate thereafter issued, whether upon registration of transfer of, or in exchange or substitution for, an outstanding Warrant certificate, may be in the form so changed.

Section 10. Fractional Interests; Current Market Price. The Company shall not be required to issue fractional Shares on the exercise of any of the Warrants. If any fraction of a Warrant Share would, except for the provisions of this Section 10, be issuable on the exercise of the Warrants (or any specified portion thereof being exercised), the Company shall pay to the Warrantholder, in lieu of the issuance of such fractional Warrant Share, an amount in cash equal to the then Current Market Price multiplied by such fraction. For purposes of this Agreement, the term “Current Market Price” shall mean (i) if the common stock is traded in the over-the-counter market and not in the Nasdaq National Market System nor on any national securities exchange, the average of the per share closing bid prices of the common stock on the 30 consecutive trading days immediately preceding the date in question, as reported by Nasdaq or an equivalent generally accepted reporting service, or (ii) if the common stock is traded in the Nasdaq National Market System or on a national securities exchange, the average for the 30 consecutive trading days immediately preceding the date in question of the daily per share closing prices of the common stock in the Nasdaq National Market System or on the principal stock exchange on which it is listed, as the case may be. For purposes of clause (i) above, if trading in the common stock is not reported by Nasdaq, the bid price referred to in said clause shall be the lowest bid price as reported in the “pink sheets” published by National Quotation Bureau, Incorporated. The closing price referred to in clause (ii) above shall be the last reported sale price or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices, in either case in the Nasdaq National Market System or on the national securities exchange on which the common stock is then listed.

Section 11. No Rights as Shareholder; Notices to Warrantholder. Nothing contained in this Agreement or in the Warrants shall be construed as conferring upon the Warrantholder or its transferees any rights as a shareholder of the Company, including the right to vote, receive dividends, consent or receive notices as a shareholder in respect of any meeting of shareholders for the election of directors of the Company or any other matter, unless and until the Warrantholder or such transferee (as the case may be) exercises the Warrants, in whole or in part, and pays the Warrant Price thereof to the Company. Notwithstanding the foregoing, however, if at any time prior to the earlier of the expiration of the Warrants and or their exercise in full, any one or more of the following events shall occur:

(a) any action which would require an adjustment pursuant to Sections 8.2 and 8.3; or

(b) a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation, merger or sale of its property, assets and business as an entirety or substantially as an entirety) shall be proposed;

then, the Company shall give notice in writing of such event to the Warrantholder, in the manner provided in Section 14 hereof, at least 20 days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the shareholders entitled to any relevant dividend, distribution, subscription rights or other rights or for the determination of shareholders entitled to vote on such proposed dissolution, liquidation or winding up. Such notice shall specify such record date or the date of closing of the transfer books, as the case may be.

Section 12. Indemnification.

12.1 Indemnification of Warrantholder. The Company agrees to indemnify and hold harmless each Warrantholder and any holder of Shares directly acquired from the Company by exercise of this Warrant (the “Warrant Shareholder”) and each person, if any, who controls the Warrantholder or any Warrant Shareholder within the meaning of the Act, against any losses, claims, damages or liabilities, joint or several (which shall, for all purposes of this Agreement, include, but not be limited to, reasonable costs of defense and investigation and reasonable attorneys’ fees), to which such Warrantholder or any Warrant Shareholder or such controlling person may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Company’s registration statement, preliminary prospectus, final prospectus or amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, preliminary prospectus, final prospectus or amendment or supplement thereto in reliance upon, and in conformity with, written information furnished to the Company by such Warrantholder or any Warrant Shareholder specifically for inclusion therein. This indemnity will be in addition to any liability which the Company may otherwise have.

12.2 Indemnification of the Company. The Warrantholder and the Warrant Shareholders agree that they will indemnify and hold harmless the Company, each other person referred to in subparts (1), (2) and (3) of Section 11(a) of the Act in respect of the registration statement and each person, if any, who controls the Company within the meaning of the Act, against any losses, claims, damages or liabilities (which shall, for all purposes of this Agreement, include but not be limited to, all costs of defense and investigation and all attorneys’ fees) to which the Company or any such director, officer or controlling person may become subject under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such registration statement, or any related preliminary prospectus, final prospectus or amendment or supplement thereto, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but in each case only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, preliminary prospectus, final prospectus or amendment or supplement thereto in reliance upon, and in conformity with, written information furnished to the Company by the Warrantholder or such Warrant Shareholder specifically for inclusion therein. This indemnity agreement will be in addition to any liability which the Warrantholder or such Warrant Shareholder may otherwise have.

12.3 Indemnification Procedures. Promptly after receipt by an indemnified party under this Section 12 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 12, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, reasonably assume the defense thereof, subject to the provisions herein stated, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 12 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless the indemnifying party shall not pursue the action to its final conclusion. The indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the indemnifying party if the indemnifying party has assumed the defense of the action with counsel reasonably satisfactory to the indemnified party; provided, however, that if the indemnified party is a Warrantholder or a Warrant Shareholder or a person who controls a Warrantholder or a Warrant Shareholder within the meaning of the Act, the reasonable fees and expenses of such counsel shall be at the expense of the indemnifying party if (i) the employment of such counsel has been specifically authorized in writing by the indemnifying party or (ii) the named parties to any such action, including any impleaded parties, include both a Warrantholder or a Warrant Shareholder or such controlling person and the indemnifying party and a Warrantholder or a Warrant Shareholder or such controlling person shall have been advised by such counsel that there may be one or more legal defenses available to a Warrantholder or a Warrant Shareholder or controlling person which are not available to or in conflict with any legal defenses which may be available to the indemnifying party (in which case the indemnifying party shall not have the right to assume the defense of such action on behalf of a Warrantholder or a Warrant Shareholder or such controlling person, it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for the Warrantholder, the Warrant Shareholders and controlling persons, which firm shall be designated in writing by a majority in interest of such holders and controlling persons based upon the value of the securities included in the registration statement). No settlement of any action against an indemnified party shall be made without the written consent of the indemnified and the indemnifying parties, which shall not be unreasonably withheld in light of all factors of importance to such parties.

Section 13. Contribution. In order to provide for just and equitable contribution under the Act in any case in which (i) a Warrantholder, a Warrant Shareholder or controlling person makes a claim for indemnification pursuant to Section 12 hereof but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that the express provisions of Section 12 hereof provide for indemnification in such case or (ii) contribution under the Act may be required on the part of any Warrantholder, Warrant Shareholder or controlling person, then the Company and any Warrantholder, Warrant Shareholder or controlling person shall contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (which shall, for all purposes of this Agreement, include, but not be limited to, all reasonable costs of defense and investigation and all reasonable attorneys’ fees), in either such case (after contribution from others) on the basis of relative fault as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or a Warrantholder, Warrant Shareholder or controlling person on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and such Warrantholder or Warrant Shareholder or controlling persons agree that it would not be just and equitable if contribution pursuant to this Section 13 were determined by pro rata allocation or by any other method which does not take account of the equitable considerations referred to in this Section 13. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this Section 13 shall be deemed to include legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

Section 14. Notices. Any notice pursuant to this Agreement by the Company or by a Warrantholder or a holder of Shares shall be in writing and shall be deemed to have been duly given on the date of delivery or refusal indicated on the return receipt if delivered or mailed by certified mail, return receipt requested:

14.1 Warrantholder Address. If to the Warrantholder or a holder of Shares, addressed to the holder listed on the transfer letter for the warrants at the final closing.

14.2 Company Address. If to the Company, addressed to it at Reed’s, Inc., 13000 South Spring Street, Los Angeles, CA 90061, Attn: Christopher J. Reed.

Each party may from time to time change the address to which notices to it are to be delivered or mailed hereunder by notice in accordance herewith to the other party.

Section 15. Survival of Representations and Warranties. All statements contained in any schedule, exhibit, certificate or other instrument delivered by or on behalf of the parties hereto, or in connection with the transactions contemplated by this Agreement, shall be deemed to be representations and warranties hereunder. Notwithstanding any investigations made by or on behalf of the parties to this Agreement, all representations, warranties and agreements made by the parties to this Agreement or pursuant hereto shall survive.

Section 16. Miscellaneous.

16.1 Applicable Law. This Agreement shall be deemed to be a contract made under the laws of the State of California and for all purposes shall be construed in accordance with the laws of said State.

16.2 Jurisdiction. The parties submit to the jurisdiction of the Courts of the County of Orange, State of California or a Federal Court empanelled in the Central District of the State of California for the resolution of all legal disputes arising under the terms of this Agreement, including, but not limited to, enforcement of any arbitration award.

16.3 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company, or the Warrantholder or Warrant Shareholder shall bind and inure to the benefit of their respective successors and assigns hereunder. Notwithstanding the foregoing, however, nothing in this Agreement shall be construed to give to any person or corporation other than the Company, the Warrantholder, the Warrant Shareholder and their respective permitted transferees (other than transferees who acquire any Shares that are free of restrictions on transfer under this Agreement and under the Act), any legal or equitable right, remedy or claim under this Agreement. This Agreement shall be for the sole and exclusive benefit of the Company, the Warrantholder and the Warrant Shareholder and such permitted transferees (other than transferees who acquire any Shares that are free of restrictions on transfer under this Agreement and under the Act).

16.4 Amendments. This Agreement may be amended only by a written instrument executed by duly authorized representatives of the Company and the Warrantholder.

16.5 Severability. In the event any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, but only to the extent necessary to cure the infirmity that caused such provision to be held illegal, unenforceable or void.

16.6 Interpretation. This Agreement is the result of arms’-length negotiations between the parties hereto and no provision hereof, because of any ambiguity found to be contained in any of the provisions hereof, shall be construed against a party by reason of the fact that such party or its legal counsel was the draftsman of those provisions. Unless otherwise indicated elsewhere in this Agreement, (i) the term “or” shall not be exclusive, (ii) the term “including” shall mean “including, but not limited to,” and (iii) unless the context indicates otherwise the terms “herein,” “hereof,” “hereto,” “hereunder” and other terms similar to such terms shall refer to this Agreement as a whole and not merely to the specific section, subsection, paragraph or clause where such terms may appear.

16.7 Attorney Fees. In the event any Party hereto shall commence legal proceedings against the other to enforce the terms hereof, or to declare rights hereunder, as the result of a breach of any covenant or condition of the Agreement, the prevailing party in any such proceeding shall be entitled to recover from the losing party its costs of suit, including reasonable attorneys’ fees, as may be fixed by the court.

16.8 Headings. The captions or headings of the sections and subsections of this Agreement are for convenience of reference only and shall be disregarded in interpreting, construing or applying any of the provisions of this Agreement.

16.9 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be an original of and all of which together shall constitute one and the same instrument.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, all as of the day and year first above written.

REED’S, INC.

By: Christopher J. Reed
Its: President, CEO and Chairman of the Board

US EURO SECURITIES, INC.	BROOKSTREET SECURITIES CORPORATION

By: Michael Roy Fugler	By: Kathleen M. McPherson
Its: President	Its: Executive Vice President

Exhibit A

Warrant Certificate No. _____

UNDERWRITER WARRANTS TO PURCHASE ___________ SHARES OF COMMON STOCK

REED’S, INC.,
A DELAWARE CORPORATION

This certifies that, for value received, ________________________, a California corporation, the registered holder hereof or assigns (the “Warrantholder”), is entitled to purchase from Reed’s, Inc. (the “Company”), at any time prior to [DATE], at the purchase price per share of $6.60 (the “Warrant Price”), the number of Shares of Common Stock of the Company set forth above (the “Shares”). The number of Shares issuable upon exercise of each Warrant evidenced hereby and the Warrant Price shall be subject to adjustment from time to time as set forth in the Underwriter’s Warrant Agreement referred to below.

The Warrants evidenced hereby represent the right to purchase an aggregate of up to __________ Shares, subject to certain adjustments, and are issued under and in accordance with a Underwriters’ Warrant Agreement, dated as of [DATE] (the “Underwriters’ Warrant Agreement”), among the Company, Brookstreet Securities Corporation and US EURO Securities, Inc. and are subject to the terms and provisions contained in the Underwriters’ Warrant Agreement, all of which the Warrantholder by acceptance hereof consents. All capitalized terms in this Warrant Certificate, to the extent not otherwise defined herein, shall have the meaning assigned to such terms in the Underwriters’ Warrant Agreement.

The Warrants evidenced hereby may be exercised in whole or in part by presentation of this Warrant Certificate with the Purchase Form attached hereto duly executed (with a signature guarantee as provided thereon) and simultaneous payment of the Warrant Price at the principal office of the Company. Payment of such price shall be made by the Warrantholder in cash, by check, or any combination thereof.

Upon any partial exercise of the Warrants evidenced hereby, there shall be signed and issued to the Warrantholder a new Warrant Certificate in respect of the Shares as to which the Warrants evidenced hereby shall not have been exercised. These Warrants may be exchanged at the office of the Company by surrender of this Warrant Certificate properly endorsed for one or more new Warrants of the same aggregate number of Shares as evidenced by the Warrant or Warrants exchanged. No fractional Shares of Common Stock will be issued upon the exercise of rights to purchase hereunder, but the Company shall pay the cash value of any fraction upon the exercise of one or more Warrants. These Warrants are transferable at the office of the Company in the manner and subject to the limitations set forth in the Underwriters’ Warrant Agreement.

This Warrant Certificate does not entitle any Warrantholder to any of the rights of a stockholder of the Company unless and until the Warrantholder exercises its rights to purchase Shares hereunder.

Dated: ______________________________	Reed’s, Inc.
_____________________________________
By: __________________________________
Its: __________________________________

PURCHASE FORM

Reed’s, Inc.
13000 South Spring Street
Los Angeles, CA 90061

The undersigned hereby irrevocably elects to exercise the right of purchase represented by the within Warrant Certificate for, and to purchase thereunder, ____________ Shares of Common Stock (the “Shares”) provided for therein, and requests that certificates for the Shares be issued in the name of:

_____________________________________________________________________
(Please Print or Type Name)

_____________________________________________________________________
_____________________________________________________________________
(Address, including zip code)

_____________________________________________________________________
(Social Security No. or Tax I.D. No.)

and, if said number of Shares shall not be all the Shares purchasable hereunder, that a new Warrant Certificate for the balance of the Shares purchasable under the within Warrant Certificate be registered in the name of the undersigned Warrantholder or his Assignee as below indicated and delivered to the address stated below.

Name of Warrantholder
or Assignee: _______________________________________________________________________________________
(Please Print)

Address: __________________________________________________________________________________________

_________________________________________________________________________________________________

Signature:                                                                                                                             Dated:

Note: The above signature must correspond with the name as written upon the face of this Warrant Certificate in every particular, without alteration or enlargement or any change whatever, unless these Warrants have been assigned.

ASSIGNMENT
(To be signed only upon assignment of Warrants)

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto the assignee named below all of the rights of the undersigned represented by the attached Warrant with respect to the number of Shares covered by the Warrant set forth below:

(Name and Address of Assignee Must Be Printed or Typewritten)

Name of Assignee	Social Security No.	Address	No. of
	or Tax ID No.		Shares

and does hereby irrevocably constitute and appoint _________________________________ Attorney to transfer said Warrants on the books of the Company, with full power of substitution in the premises.

Dated: _____________________________	_________________________________________
Signature of Registered Holder

Note: The signature on this assignment must correspond with the name as it appears upon the face of the within Warrant Certificate in every particular, without alteration or enlargement or any change whatever.